Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	July 29, 2008
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Third Quarter Results, Reiterates 2008 Guidance
VALLEY FORGE, Pa., July 29 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported a seasonal net loss for the third fiscal quarter ended June 30, 2008 of $8.8 million compared to a loss of $5.7 million for the same period last year.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) decreased to $29.7 million for the third fiscal quarter of 2008 compared to EBITDA of $30.9 million for the prior-year period. For the three months ended June 30, 2008, retail volumes sold decreased slightly to 180.7 million gallons from 182.1 million gallons in the prior-year period. Weather nationally during the quarter was 1.8% colder than normal and 7.0% colder than the prior-year period, according to the National Oceanic and Atmospheric Administration.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Although EBITDA for the third quarter was modestly below last year’s record performance, we are encouraged by the ability of our business to operate effectively in a challenging environment. Growth in our cylinder exchange and strategic accounts businesses this quarter and improved margins, combined with sales volumes from acquisitions in 2007, could not overcome price-induced residential customer conservation and the impact of a sluggish economy on our commercial volume. We remain confident that our focus on providing value to our customers will continue to provide sustained, superior long-term value to our unitholders. Based upon the strength of our year-to-date results, we still expect EBITDA for the fiscal year ending September 30, 2008 to be a new record and in the range of $300 million to $310 million.”
Revenues for the quarter increased to $535.1 million versus $433.9 million a year ago due to higher retail selling prices associated with significantly higher commodity prices. Average wholesale propane costs for the quarter at Mt. Belvieu, Texas increased over 50% from the prior year quarter. Total margin increased $10.4 million from the prior year quarter due to higher average unit margins and, to a lesser extent, higher fee income. Operating income decreased $2.5 million from the prior year period as the increase in total margin was more than offset by higher operating expenses and increased depreciation and amortization related to growth investments. Operating and administrative expenses increased during the quarter primarily due to higher energy costs, including vehicle fuel, higher general insurance expense and expenses associated with acquisitions completed in 2007 and growth in our cylinder exchange business.
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AmeriGas Partners Reports Third Quarter Results, Reiterates 2008 Guidance	Page 2
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L. P. will host its third quarter FY 2008 earnings conference call on Wednesday, July 30, 2008 at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website: www.amerigas.com by clicking on Investor Relations. The webcast replay will be available through August 29. A telephonic replay will be available from 7:00 PM ET on July 30 through midnight Friday, August 1. The replay may be accessed at 888-203-1112, passcode 3680748 and International access 719-457-0820, passcode 3680748.
The financial table appended to this news release can be viewed in its electronic version on the Partnership’s website at APU3Q08FinancialTable.pdf.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-05	###	7/29/08

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008	2007
Revenues:
Propane	$488,482	$388,964	$2,148,458	$1,723,661	$2,520,877	$2,072,554
Other	46,647	44,953	141,495	136,655	186,135	179,565

	535,129	433,917	2,289,953	1,860,316	2,707,012	2,252,119

Costs and expenses:
Cost of sales — propane	343,561	251,663	1,492,705	1,107,673	1,750,103	1,343,260
Cost of sales — other	19,386	20,440	52,585	53,440	71,270	72,165
Operating and administrative expenses	146,265	135,937	463,805	430,089	596,240	561,875
Depreciation	18,989	17,935	56,485	53,161	74,879	70,469
Amortization	1,169	998	3,519	2,913	4,665	4,048
Gain on sale of Arizona storage facility	—	—	—	—	(46,117)	—
Other (income), net	(3,826)	(5,091)	(15,976)	(13,515)	(20,033)	(16,446)

	525,544	421,882	2,053,123	1,633,761	2,431,007	2,035,371

Operating income	9,585	12,035	236,830	226,555	276,005	216,748
Interest expense	(18,135)	(17,837)	(55,062)	(53,626)	(72,923)	(71,553)

(Loss) income before income taxes and minority interests	(8,550)	(5,802)	181,768	172,929	203,082	145,195
Income tax (expense) benefit	(176)	187	(953)	(863)	(936)	(1,046)
Minority interests	(62)	(97)	(2,348)	(2,252)	(2,709)	(2,112)

Net (loss) income	$(8,788)	$(5,712)	$178,467	$169,814	$199,437	$142,037

General partner’s interest in net income (loss)	$217	$(14)	$2,177	$1,741	$6,035	$1,463

Limited partners’ interest in net (loss) income	$(9,005)	$(5,698)	$176,290	$168,073	$193,402	$140,574

(Loss) income per limited partner unit (a)
Basic	$(0.16)	$(0.10)	$2.79	$2.72	$3.26	$2.47

Diluted	$(0.16)	$(0.10)	$2.79	$2.72	$3.26	$2.47

Average limited partner units outstanding:
Basic	57,010	56,822	57,003	56,817	56,967	56,812

Diluted	57,010	56,822	57,040	56,851	57,005	56,848

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	180.7	182.1	828.2	835.1	999.9	1,005.9
EBITDA (b)	$29,681	$30,871	$294,486	$280,377	$352,840	$289,153
Expenditures for property, plant and equipment:
Maintenance capital expenditures	8,026	6,446	20,923	19,613	28,519	26,280
Growth capital expenditures	8,866	13,116	27,245	38,640	35,160	51,013
(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with EITF 03-6 for the nine and twelve months ended June 30, 2008 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.30 and $0.13, respectively. Theoretical distributions of net income in accordance with EITF 03-6 for the nine and the twelve months ended June 30, 2007 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.24 and $0.01, respectively. EITF 03-6 did not impact net loss per limited partner unit for the three months ended June 30, 2008 or 2007.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the requirement in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” to provide profitability information about its domestic propane segment.

The following table includes reconciliations of net (loss) income to EBITDA for all periods presented:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008	2007

Net (loss) income	$(8,788)	$(5,712)	$178,467	$169,814	$199,437	$142,037
Income tax expense (benefit)	176	(187)	953	863	936	1,046
Interest expense	18,135	17,837	55,062	53,626	72,923	71,553
Depreciation	18,989	17,935	56,485	53,161	74,879	70,469
Amortization	1,169	998	3,519	2,913	4,665	4,048

EBITDA	$29,681	$30,871	$294,486	$280,377	$352,840	$289,153

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2008:

Forecast
Fiscal
Year
Ending
September 30,
2008
Net income (estimate)	$151,000
Interest expense (estimate)	73,000
Income tax expense (estimate)	1,000
Depreciation (estimate)	75,000
Amortization (estimate)	5,000

EBITDA (estimate)	$305,000

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